Exhibit 99.1

Replimune Appoints Tanya Lewis as Chief Development Operations Officer

Woburn, MA, May 10, 2021– Replimune Group, Inc. (Nasdaq: REPL), a biotechnology company developing oncolytic immuno-gene therapies derived from its Immulytic® platform, today announced the strengthening of its executive team with the appointment of Tanya Lewis to a newly created position of Chief Development Operations Officer effective May 10, 2021. Ms. Lewis previously served on Replimune’s board of directors and resigned on May 7th in order to join the executive team.

Ms. Lewis joins from Karyopharm Therapeutics, a publicly traded biopharmaceutical company, where she served as Executive Vice President, Chief Regulatory Strategy and Strategic Operations Officer and was responsible for project management and portfolio review including navigating the approval of XPOVIO®. Prior to joining Karyopharm, Ms. Lewis held leadership positions at several companies, including Tesaro and Millennium, where she developed approval strategies and led interactions with U.S. and European regulators. Tanya’s past accomplishments include the successful negotiations for registration trial designs, approval, and/or commercialization of VELCADE®, VARUBI®, INTEGRILIN®, and ZEJULA®.

As Chief Development Operations Officer, Ms. Lewis will work with Replimune’s senior leadership team to execute an integrated clinical, regulatory and CMC strategy to facilitate multiple potential BLA filings and product registrations.

“Our vision extends well beyond our initial lead indications in skin cancer, with the broader aim of becoming a cornerstone of immuno-oncology treatments across a wide spectrum of tumor types. This will necessitate conducting multiple later stage clinical trials in parallel, intended to result in multiple regulatory filings for product approvals across geographies. The creation of this role is intended to provide the operational organizational oversight, direction and bandwidth to fulfill this ambition. We have had the great pleasure of working with Tanya and benefiting from her insights in her role as a non-executive Director on our Board and are excited that Tanya will now join our executive leadership team where her deep experience in shepherding multiple high profile drugs through to regulatory approval in the US and EU will be invaluable,” said Philip Astley-Sparke, Chief Executive Officer of Replimune.

Tanya Lewis commented: “The potential of Replimune’s pipeline of oncolytic immuno-gene therapies has become ever more apparent during my time serving on the Board of Directors. I am honored to be able to assist such an experienced and dedicated team in creating an expansive product development program focused on bringing these novel treatments to a broad range of patients with cancer.”

Tanya holds a Bachelor of Science degree in Biology from Northeastern University and a Master of Science degree in Regulatory Affairs and Health Policy from Massachusetts College of Pharmacy and Health Sciences.

About Replimune

Replimune Group, Inc., headquartered in Woburn, MA, was founded in 2015 to develop the next generation of oncolytic immune-gene therapies for the treatment of cancer. Replimune is developing novel, proprietary therapeutics intended to improve the direct cancer-killing effects of selective virus replication and the potency of the immune response to the tumor antigens released. Replimune’s Immulytic® platform is designed to maximize systemic immune activation, in particular to tumor neoantigens, through robust viral-mediated immunogenic tumor cell killing and the delivery of optimal combinations of immune-activating proteins to the tumor and draining lymph nodes. The approach is expected to be highly synergistic with immune checkpoint blockade and other approaches to cancer treatment across a broad range of cancers. Replimune intends to progress these therapies rapidly through clinical development in combination with other immuno-oncology products with complementary mechanisms of action as well as in standalone indications. For more information, please visit www.replimune.com.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the advancement of our clinical trials, our plans to initiate new clinical trials, our goals to develop and commercialize our product candidates, the breadth and applicability of our technology, product candidates and potential product candidates, and other statements identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in such forward-looking statements. These factors include risks related to our limited operating history, our ability to generate positive clinical trial results for our product candidates, the costs and timing of operating our in-house manufacturing facility, the timing and scope of regulatory approvals, changes in laws and regulations to which we are subject, competitive pressures, our ability to identify additional product candidates, political and global macro factors including the impact of the coronavirus as a global pandemic and related public health issues, and other risks as may be detailed from time to time in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other reports we file with the Securities and Exchange Commission. Our actual results could differ materially from the results described in or implied by such forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements.

Investor Inquiries

Chris Brinzey

Westwicke, an ICR Company

339.970.2843

chris.brinzey@westwicke.com

Media Inquiries

Lissette Steele

Verge Scientific Communications

202.930.4762

lsteele@vergescientific.com

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